                          AGREEMENT AND PLAN OF MERGER


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                                TABLE OF CONTENTS

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SECTION 1       THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . .   2

     1.1        Effect of the Merger . . . . . . . . . . . . . . . . . . . .   2
     1.2        Effective Time of the Merger . . . . . . . . . . . . . . . .   2
     1.3        Articles of Incorporation and Bylaws of AWW
                Following Effective Time . . . . . . . . . . . . . . . . . .   2
     1.4        Directors of AWW . . . . . . . . . . . . . . . . . . . . . .   3

SECTION 2       CONVERSION AND EXCHANGE OF STOCK . . . . . . . . . . . . . .   3

     2.1        Conversion and Exchange of AWW Stock at
                Effective Time . . . . . . . . . . . . . . . . . . . . . . .   3
     2.2        Surrender and Exchange of AWW Stock. . . . . . . . . . . . .   3
     2.3        Adjustments Because of Changes in Liquids
                Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

SECTION 3       REPRESENTATIONS AND WARRANTIES OF AWW. . . . . . . . . . . .   4

     3.1        Existence; Qualification . . . . . . . . . . . . . . . . . .   4
     3.2        Title to Stock . . . . . . . . . . . . . . . . . . . . . . .   4
     3.3        Authority. . . . . . . . . . . . . . . . . . . . . . . . . .   5
     3.4        Financial Statements . . . . . . . . . . . . . . . . . . . .   5
     3.5        Liabilities. . . . . . . . . . . . . . . . . . . . . . . . .   5
     3.6        Permits, Licenses, Etc.. . . . . . . . . . . . . . . . . . .   6
     3.7        Fixed Assets . . . . . . . . . . . . . . . . . . . . . . . .   6
     3.8        Contracts and Agreements; Adverse Restrictions . . . . . . .   6
     3.9        Transactions with Related Parties. . . . . . . . . . . . . .   6
     3.10       Title and Liens. . . . . . . . . . . . . . . . . . . . . . .   7
     3.11       Personnel. . . . . . . . . . . . . . . . . . . . . . . . . .   8
     3.12       Employment Agreements and Benefit Plans. . . . . . . . . . .   8
     3.13       Continuation of Business . . . . . . . . . . . . . . . . . .   8
     3.14       Copies Complete; No Default. . . . . . . . . . . . . . . . .   8
     3.15       Bank Accounts. . . . . . . . . . . . . . . . . . . . . . . .   8
     3.16       No Hazardous Waste, Other Facilities . . . . . . . . . . . .   9
     3.17       No Exposure to Hazardous or Toxic Substances . . . . . . . .   9
     3.18       Underground Storage Tanks. . . . . . . . . . . . . . . . . .   9
     3.19       Disposal Facilities Used . . . . . . . . . . . . . . . . . .  10
     3.20       Borrowed Monies. . . . . . . . . . . . . . . . . . . . . . .  10
     3.21       Absence of Certain Changes, Events or
                Conditions . . . . . . . . . . . . . . . . . . . . . . . . .  10
     3.22       Tax Returns and Audits . . . . . . . . . . . . . . . . . . .  11
     3.23       Litigation . . . . . . . . . . . . . . . . . . . . . . . . .  12
     3.24       Rights and Authorizations. . . . . . . . . . . . . . . . . .  12
     3.25       Insurance. . . . . . . . . . . . . . . . . . . . . . . . . .  12
     3.26       No Conflicts . . . . . . . . . . . . . . . . . . . . . . . .  13


                                       -i-

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     3.27       Consents . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     3.28       Environmental Matters. . . . . . . . . . . . . . . . . . . .  13
     3.29       Approval by AWW Stockholders and Directors . . . . . . . . .  14
     3.30       Specific Representations and Warranties Relating
                to Pooling-of-Interests Accounting . . . . . . . . . . . . .  14
     3.31       Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . .  15
     3.32       Disclosure Schedules . . . . . . . . . . . . . . . . . . . .  15

SECTION 4       RESALES OF LIQUIDS STOCK . . . . . . . . . . . . . . . . . .  15

     4.1        Stock Distribution Agreements and Investor
                Representation Letters . . . . . . . . . . . . . . . . . . .  15

SECTION 5       REPRESENTATIONS AND WARRANTIES OF LIQUIDS        . . . . . .  15

     5.1        Corporate Organization . . . . . . . . . . . . . . . . . . .  15
     5.2        Authorization. . . . . . . . . . . . . . . . . . . . . . . .  16
     5.3        Capitalization . . . . . . . . . . . . . . . . . . . . . . .  16
     5.4        Copies Complete; No Default. . . . . . . . . . . . . . . . .  16
     5.5        No Conflict. . . . . . . . . . . . . . . . . . . . . . . . .  17
     5.6        Litigation . . . . . . . . . . . . . . . . . . . . . . . . .  17
     5.7        Representations and Warranties Relating to
                Pooling-of-Interests Accounts. . . . . . . . . . . . . . . .  17
     5.8        Brokers, Finders, Etc. . . . . . . . . . . . . . . . . . . .  17
     5.9        Financial Statements . . . . . . . . . . . . . . . . . . . .  18
     5.10       Accuracy of Registration Statement . . . . . . . . . . . . .  18
     5.11       Representations Relating to Tax-Free
                Reorganizations. . . . . . . . . . . . . . . . . . . . . . .  18
     5.12       Absence of Voting or Buy-Sell Agreement. . . . . . . . . . .  19

SECTION 6       COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . .  19

     6.1        Conduct of Business. . . . . . . . . . . . . . . . . . . . .  20
     6.2        Access to Information. . . . . . . . . . . . . . . . . . . .  22
     6.3        Public Announcements . . . . . . . . . . . . . . . . . . . .  23
     6.4        Notification of Material Events. . . . . . . . . . . . . . .  23
     6.5        Certain Employee Matters . . . . . . . . . . . . . . . . . .  23
     6.6        Employment Agreement . . . . . . . . . . . . . . . . . . . .  23
     6.7        THIS SECTION HAS BEEN INTENTIONALLY LEFT BLANK . . . . . . .  23
     6.8        Noncompetition . . . . . . . . . . . . . . . . . . . . . . .  23
     6.9        Liquids Stock Options. . . . . . . . . . . . . . . . . . . .  23
     6.10       Resignations . . . . . . . . . . . . . . . . . . . . . . . .  24
     6.11       Disposition of Stockholders' Notes and Release
                of Personal Liability on AWW Indebtedness. . . . . . . . . .  24


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     6.12       Transferability of AWW Stock . . . . . . . . . . . . . . . .  25
     6.13       Amendments to Mesa Companies Merger Agreement. . . . . . . .  25
     6.14       Termination of AWW Shareholders' Agreement . . . . . . . . .  25

SECTION 7       CLOSING CONDITIONS . . . . . . . . . . . . . . . . . . . . .  25

     7.1        Conditions to the Obligations of Liquids and
                Newco. . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

                (a)   Accuracy of Representations and
                         Warranties. . . . . . . . . . . . . . . . . . . . .  25
                (b)   Performance of Covenants . . . . . . . . . . . . . . .  26
                (c)   No Adverse Proceedings or Events . . . . . . . . . . .  26
                (d)   Deliveries at Closing. . . . . . . . . . . . . . . . .  26
                (e)   Opinion of Counsel . . . . . . . . . . . . . . . . . .  26
                (f)   Qualification as Pooling of Interest . . . . . . . . .  26
                (g)   Closing of the Mesa Mergers. . . . . . . . . . . . . .  26
                (h)   Termination of Shareholders' Agreement . . . . . . . .  26

     7.2        Conditions to Obligations of AWW and the
                Guarantors . . . . . . . . . . . . . . . . . . . . . . . . .  26

                (a)   Accuracy of Representations and
                         Warranties. . . . . . . . . . . . . . . . . . . . .  27
                (b)   Performance of Covenants . . . . . . . . . . . . . . .  27
                (c)   No Adverse Proceedings or Events . . . . . . . . . . .  27
                (d)   Deliveries at Closing. . . . . . . . . . . . . . . . .  27
                (e)   Opinion of Counsel . . . . . . . . . . . . . . . . . .  27
                (f)   Closing of the Other Mergers . . . . . . . . . . . . .  27

SECTION 8       CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . .  27

     8.1        Time and Place . . . . . . . . . . . . . . . . . . . . . . .  27
     8.2        Deliveries by AWW at Closing . . . . . . . . . . . . . . . .  28
     8.3        Deliveries by Liquids at Closing . . . . . . . . . . . . . .  28
     8.4        Expenses of Closing. . . . . . . . . . . . . . . . . . . . .  29

SECTION 9       TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . .  29

     9.1        Mutual Consent . . . . . . . . . . . . . . . . . . . . . . .  29
     9.2        By Liquids . . . . . . . . . . . . . . . . . . . . . . . . .  29
     9.3        By AWW . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     9.4        Termination by AWW or Liquids. . . . . . . . . . . . . . . .  32


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SECTION 10      INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . .  32

     10.1       General Indemnity. . . . . . . . . . . . . . . . . . . . . .  32
     10.2       Limitations on Indemnity . . . . . . . . . . . . . . . . . .  33

                (a)   Indemnification Period . . . . . . . . . . . . . . . .  33
                (b)   Indemnification Procedure. . . . . . . . . . . . . . .  33
                (c)   Limitations on Indemnified Losses. . . . . . . . . . .  34
                (d)   Third-Party Beneficiaries. . . . . . . . . . . . . . .  34
                (e)   Defense of Third-Party Claims. . . . . . . . . . . . .  35

SECTION 11      GENERAL. . . . . . . . . . . . . . . . . . . . . . . . . . .  35

     11.1       Notices. . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     11.2       Integrated Agreement . . . . . . . . . . . . . . . . . . . .  36
     11.3       Construction . . . . . . . . . . . . . . . . . . . . . . . .  37
     11.4       Invalidity . . . . . . . . . . . . . . . . . . . . . . . . .  37
     11.5       Binding Effect . . . . . . . . . . . . . . . . . . . . . . .  37
     11.6       Litigation Expense . . . . . . . . . . . . . . . . . . . . .  37
     11.7       Counterpart Execution. . . . . . . . . . . . . . . . . . . .  37
     11.8       Amendment and Waiver . . . . . . . . . . . . . . . . . . . .  37
     11.9       Time of Essence. . . . . . . . . . . . . . . . . . . . . . .  38
     11.10 Negation of Third-Party Beneficiary . . . . . . . . . . . . . . .  38
     11.11 Survival of Representations and Warranties. . . . . . . . . . . .  38
     11.12 Knowledge Defined . . . . . . . . . . . . . . . . . . . . . . . .  38
     11.13 Waiver of Subrogation, Etc. . . . . . . . . . . . . . . . . . . .  38
     11.14 Schedules and Exhibits. . . . . . . . . . . . . . . . . . . . . .  38


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

                          AGREEMENT AND PLAN OF MERGER


     This Agreement and Plan of Merger (this "Agreement"), dated as of June 16, 1997 (the "Effective Date"), is entered into between and among U S LIQUIDS INC. ("Liquids"), a Delaware corporation; AMERICAN WASTEWATER INC., a Texas corporation ("AWW"), AWW ACQUISITION CORP. ("Newco"), a Texas corporation, and MICHAEL W. MINICK and WILLIAM H. WILSON, JR. (the "Guarantors").

                                R E C I T A L S:

     Liquids, by and through its subsidiary corporations, is engaged in the environmental services business and, among other things, provides environmental services for major and independent oil and gas companies and manages, treats, and disposes of nonhazardous oil field waste. AWW is a Texas corporation engaged in the business of processing nonhazardous liquid wastes (the "AWW Business"). Mesa Processing, Inc. ("Mesa") is a Texas corporation, which is in the business, generally, of collecting, processing, and recycling fats and oils, servicing grease traps and septic tanks, and selling these processed and recycled finished products in the marketplace. T & T Grease Service, Inc. ("T&T") is a Texas corporation which owns and operates a business which complements and works together with the business of Mesa. Phoenix Fats & Oils, Inc. ("Phoenix") is a Texas corporation which provides general and administrative support to Mesa and T&T. Mesa, T&T, and Phoenix are collectively referred to as the "Mesa Companies." Liquids has developed a plan whereby the business of Liquids will be combined with the businesses of AWW, T&T, Mesa, and Phoenix. Liquids, AWW, T&T, Mesa, and Phoenix are all privately owned. The plan contemplates that AWW will enter into this Agreement and the Mesa Companies will enter into a separate Merger Agreement (the "Mesa Companies Merger Agreement"), pursuant to which AWW, Mesa, T&T, and Phoenix will each become a subsidiary corporation of Liquids, with the stockholders of those corporations receiving Liquids stock in the mergers. These mergers are intended to qualify under Section 368(a)(2)(E) of the Internal Revenue Code.

     The respective boards of directors of Liquids, a wholly-owned subsidiary of Liquids, and T&T have approved the merger of the wholly-owned subsidiary of Liquids with and into T&T pursuant to the terms and conditions of the Mesa Companies Merger Agreement. The respective boards of directors of Liquids, another wholly-owned subsidiary of Liquids, and Phoenix have approved the merger of the wholly-owned subsidiary of Liquids with and into Phoenix pursuant to the terms and conditions of the Mesa Companies Merger Agreement. The respective boards of directors of Liquids, a separate wholly-owned subsidiary of Liquids, and Mesa have approved the merger of a wholly-owned subsidiary of Liquids with and into Mesa pursuant to the terms and conditions of the Mesa Companies Merger Agreement. The T&T Merger, the Phoenix Merger, and the Mesa Merger are referred to herein as the "Mesa Mergers." It is anticipated that as a part of this plan, AWW will enter into this Agreement, pursuant to which Newco will be merged into AWW, with AWW becoming a wholly-owned subsidiary of Liquids (the "Merger").

     NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, and agreements herein contained, the parties agree as follows:


                                    SECTION 1

                                   THE MERGER

     1.1 EFFECT OF THE MERGER. In accordance with the provisions of this Agreement and the Texas Business Corporation Act (the "Act"), at the Effective Time (as defined in Section 1.2 hereof), Newco shall be merged with and into AWW; the separate existence of Newco shall cease; and AWW as the surviving entity shall continue its corporate existence under the laws of the State of Texas. Pursuant to the Merger, AWW shall possess all the rights, privileges, powers, and franchises of Newco and shall be subject to all the restrictions, disabilities, and duties of Newco; all rights, privileges, powers, and franchises of Newco and all property, real, personal, and mixed, belonging to Newco shall be vested in AWW; and all property, rights, privileges, powers, and franchises and every other interest shall be thereafter as effectually the property of AWW as they were of Newco, and the title to any real estate vested by deed or otherwise in Newco shall not revert or be in any way impaired by reason of the Merger, provided that all rights of creditors and all liens upon any property of Newco shall be preserved unimpaired and all debts, liabilities, and duties of Newco shall thenceforth attach to AWW and may be enforced against Newco to the same extent as if said debts, liabilities, and duties have been incurred or contracted by AWW. Without limiting the generality of the foregoing, the Merger shall have the effects as set forth in the Act.


     1.2 EFFECTIVE TIME OF THE MERGER. The Merger shall become effective upon the filing of Articles of Merger with the Office of the Secretary of State of Texas, which filing shall be made simultaneously with the closing of the transactions contemplated by this Agreement in accordance with Section 8, below. The date and time when the Merger shall become effective is referred to herein as the "Effective Time."


     1.3 ARTICLES OF INCORPORATION AND BYLAWS OF AWW FOLLOWING EFFECTIVE TIME. The Articles of Incorporation and Bylaws of AWW, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of AWW immediately after the Effective Time.

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     1.4  DIRECTORS OF AWW.  As of the Effective Time, the directors of AWW shall be as follows:

                    William H. Wilson, Jr.
                    W. Gregory Orr


                                    SECTION 2

                        CONVERSION AND EXCHANGE OF STOCK


     2.1 CONVERSION AND EXCHANGE OF AWW STOCK AT EFFECTIVE TIME. At the Effective Time, by virtue of the Merger, without any action on the part of any party hereto, (i) all of the shares of AWW common stock (the "AWW Stock"), par value $.10 per share, issued and outstanding as of the Effective Time shall be converted into 637,500 shares of Liquids common stock, par value $.01 per share (the "Liquids Stock"), to be allocated among the stockholders of AWW (the "Stockholders") as set forth on Schedule 2.1, and (ii) each issued and outstanding share of common stock of Newco, par value $.01 per share, shall be converted into one share of common stock of AWW, par value $.10 per share.


     2.2 SURRENDER AND EXCHANGE OF AWW STOCK. At the Effective Time, the holders of certificates representing shares of AWW Stock shall cease to have any rights as stockholders of AWW, except such rights as they may have pursuant to this Agreement or the Act. After the Effective Time, each Stockholder shall be entitled to receive, upon surrender to Liquids of any certificate or certificates representing such Stockholder's shares of AWW Stock, a certificate or certificates representing the number of shares of Liquids Stock into which such Stockholder's AWW Stock shall have been converted in accordance with
Section 2.1 hereof and Schedule 2.1.


     2.3 ADJUSTMENTS BECAUSE OF CHANGES IN LIQUIDS STOCK. The number of shares of Liquids Stock to be issued pursuant to Section 2.1 shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, or other change in the number of shares of Liquids Stock outstanding and issuable pursuant to the transactions contemplated hereunder.

                                    SECTION 3

                      REPRESENTATIONS AND WARRANTIES OF AWW

     In order to induce Liquids and Newco to enter into this Agreement, AWW represents, warrants, and covenants to Liquids and to Newco, effective as of the date of this Agreement and again as of the Closing Date, each of the matters set forth in this Section 3. For purposes of this Section 3, the term "AWW" shall include not only American WasteWater Inc., but it shall also include American WasteWater Ltd., a limited liability company which was the predecessor to American WasteWater, Inc. Further, the Guarantors, jointly and severally, represent, warrant, and covenant to Liquids and to Newco, effective as of the date of this Agreement and again as of the Closing Date, each of the matters set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.9, 3.21, 3.22 (except to the extent limited to knowledge in Section 3.2) and 3.29.


          3.1 EXISTENCE; QUALIFICATION. AWW is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and is qualified or licensed and in good standing in all jurisdictions in which the nature of the AWW Business or the properties owned by it require or will require it to be qualified or licensed to do business, except where failure to be so qualified or licensed will not have a material adverse effect on it.


          3.2 TITLE TO STOCK. Schedule 3.2 lists all of the Stockholders of AWW and sets forth the number of shares of AWW Stock owned by each such Stockholder. The Stockholders have good title to all of the AWW Stock of record and beneficially, free and clear of all liens, pledges, claims, contract restrictions and encumbrances of any kind. (The representation, warranty, and covenant of the Guarantors with respect to the immediately preceding sentence is limited to the knowledge of the Guarantors.) A true and correct copy of the Articles of Incorporation and the Bylaws of AWW has been provided by AWW to Liquids. There is no other agreement in effect between or among the Stockholders affecting the governance of AWW. Except as described in Schedule 3.2, none of the AWW Stock is subject to any buy-sell agreement or any other contractual right or restriction.

     All issued and outstanding shares of AWW Stock have been duly authorized and validly issued and are fully paid and nonassessable. There are no outstanding subscriptions, options, contracts, commitments, warrants, calls, agreements, understandings or other arrangements or rights of any character affecting or relating in any manner to the issuance of stock or other securities of AWW (whether by subscription, option, exchange, right of conversion, right of refusal or otherwise) or entitling anyone to acquire shares of stock or other securities of any kind of AWW.

          3.3 AUTHORITY. AWW has all requisite right, power and authority to own, lease and operate its properties, to carry on the AWW Business as it has previously been carried on. This Agreement is a valid and legally binding obligation of AWW and each Guarantor, enforceable against him or it in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).


          3.4 FINANCIAL STATEMENTS. AWW has delivered to Liquids copies of the following consolidated financial statements (the "Financial Statements") of AWW at Schedule 3.4:

               (i) Balance Sheet, as of December 31, 1996 and Balance Sheets as of December 31, 1995; and

               (ii) Income Statements for the fiscal years ending December 31, 1996, December 31, 1995, and December 31, 1994.

Each Balance Sheet described in (i) above fairly presents the financial condition of AWW as of the date indicated thereon, and the Income Statements described in (ii) above fairly present the results of operations for whom they were prepared for the period set forth thereon. The Financial Statements have been prepared in accordance with generally accepted accounting principles, subject in the case of the unaudited Financial Statements, to year-end audit adjustments as would be made if they were audited and the absence of complete footnotes.


          3.5  LIABILITIES.  Schedule 3.5 contains a list and description at
Schedule 3.5 of all liabilities, whether fixed, contingent, or uncontested, as to which AWW, or any part of the AWW Business is subject on the Effective Date to the knowledge of AWW, except those liabilities shown on the December 31, 1996 Balance Sheet or incurred in the ordinary course of business or which do not, in the aggregate, materially and adversely affect the AWW Business. At Closing, AWW shall finally certify to Liquids that Schedule 3.5, as updated as of the Closing Date, is true, complete, and accurate, and such updated Schedule 3.5, as finally certified at Closing, will not vary materially and adversely from the
Schedule 3.5 delivered to Liquids as of the Effective Date.

          3.6 PERMITS, LICENSES, ETC. Schedule 3.6 contains a list of all material permits, licenses, applications, certificates, trademarks, trade names, and similar such items and rights, either pending, in negotiation, or otherwise relating to the AWW Business. To the knowledge of AWW, except as set forth on
Schedule 3.6, all of the permits, licenses, applications, franchises and other items set forth therein are adequate for the operation of the AWW Business except as would not have a material adverse effect upon the AWW Business, are valid and in full force and effect and will be owned by AWW at Closing.


          3.7 FIXED ASSETS. Schedule 3.7 includes a list of all applicable title reports and title insurance policies and all leases, including those covering vehicles, relating to the assets of AWW. To the knowledge of AWW, all of the machinery and equipment of AWW shall be in the same condition on the Closing Date which they were in as of the Effective Date, less ordinary wear and tear. All leases of fixed assets used by AWW in the AWW Business shall be in full force and effect and binding upon the parties thereto, and none of the parties thereto shall be in breach of any of the material provisions thereof at Closing. AWW shall regularly update Schedule 3.7 between the Effective Date and the Closing Date to cause the information contained in Schedule 3.7 to continue to be reasonably accurate on the Closing Date. At Closing, AWW shall finally certify to Liquids that Schedule 3.7, as updated as of the Closing Date, is true, complete, and accurate, and such updated Schedule 3.7 as finally certified, shall not vary materially and adversely from the Schedule 3.7 delivered to Liquids as of the Effective Date.


          3.8 CONTRACTS AND AGREEMENTS; ADVERSE RESTRICTIONS. Schedule 3.8 contains a list, as of the Effective Date, of all material written agreements to which AWW is a party or by which it or any of its property is bound (including, but not limited to, joint venture or partnership agreements, loan agreements, bonds, mortgages, liens, pledges or other security agreements in any way relating to the AWW Business). All such agreements included in Schedule 3.8 are in full force and effect and binding upon the parties thereto, and to the knowledge of AWW none of the parties thereto is in breach of any material provisions thereof.


          3.9  TRANSACTIONS WITH RELATED PARTIES.  Except as set forth on
Schedule 3.9 or for matters in the ordinary course of business, such as claims for salary, expense reimbursements, and similar items, no Stockholder or affiliate of a Stockholder of AWW has any claim of any kind against AWW.

          3.10 TITLE AND LIENS.

               (a) At the Effective Time, AWW will have good and indefeasible title to all material contracts, assets and leasehold estates, real and personal, owned and used in the AWW Business, subject to no security interest, mortgage, pledge, lien, or encumbrance, except for:

                    (i)  liens or security interests reflected on
          Schedule 3.10(a) as securing specified liabilities that have no payment which is due through the date hereof which is not paid;

                    (ii) liens for current taxes and assessments that are not yet due and payable;

                    (iii) materialmen's, mechanics', workers', repairmen's or other similar liens arising in the ordinary cause of business for amounts not due and payable; or

                    (iv) Any other encumbrance (excluding any security interest, mortgage, pledge or lien) which does not materially and adversely affect the use or value of any contract, asset or leasehold estate (including without limitation utility easements, reservations of mineral rights and similar matters), or the business, operations, or financial condition of AWW.

               (b) AWW owns certain real properties, the legal descriptions of which are attached at Schedule 3.10(b) (referred to herein as the "Real Property"). There are no leases, agreements or arrangements which create in or confer on any person or entity the right to occupy, possess, or use all or any portion of the Real Property or create in or confer on any such person or entity any right, title or interest in or to the Real Property or any portion thereof; except as set forth on Schedule 3.10(b), no portion of the Real Property contains any wetlands or lies within any floodway or the 100 year flood plain as determined or designated by the U.S. Army Corp of Engineers or any other federal, state or local governmental agency or instrumentality which materially interferes with the use of the Real Property, except as disclosed in any title insurance policy furnished to Liquids pursuant to Section 3.7; and there are no claims or demands pending or, to the best knowledge of AWW, threatened by any person against the Real Property which, if valid, would create in, or confer on, any person other than AWW, any material right, title or interest in or to the Real Property or any portion thereof or any interest therein.

          3.11 PERSONNEL. Schedule 3.11 includes a list, as of the Effective Date, of all officers, directors, and employees of AWW and their respective rates of compensation (including the portions thereof attributable to bonuses), including any other salary, bonus or other compensation arrangement made with any of them.


          3.12 EMPLOYMENT AGREEMENTS AND BENEFIT PLANS. AWW has no pension, profit-sharing, deferred compensation, stock option, employee stock purchase or other employee benefit plan or arrangement.


          3.13 CONTINUATION OF BUSINESS. It is the contemplation of the parties that substantially all employees, agents, and independent contractors who are regularly engaged in the performance of services in the AWW Business prior to Closing shall continue to be willing to perform those same services on the same terms and conditions as they were performed prior to Closing, and AWW has no reason to know of any such employees, agents, or independent contractors who will not so continue to perform those services as aforesaid.


          3.14 COPIES COMPLETE; NO DEFAULT. The certified copies of AWW's Articles of Incorporation and Bylaws, attached as Exhibit 3.14, both as amended to date, and the copies of all leases, instruments, agreements, licenses, permits, certificates or other documents which have been delivered to Liquids in connection with the transactions contemplated hereby are substantially complete and accurate and are true and correct copies of the originals thereof, as amended; and the execution of this Agreement and the performance of the obligations hereunder will not violate or result in a breach or constitute a default under any of the terms or provisions thereof. Except as provided in
Schedule 3.14, none of such leases, instruments, agreements, licenses, permits, certificates or other documents requires notice to, or the consent or approval of, any governmental agency or other third party to any of the transactions contemplated hereby. Any consents or approvals that are required shall be obtained by AWW prior to Closing.


          3.15 BANK ACCOUNTS. Schedule 3.15 contains a list, as of the Effective Date, of:

               (a) the name of each bank in which AWW has accounts or safe deposit boxes;

               (b)  the names in which the accounts or boxes are held;

               (c)  the type of account; and

               (d) the name of each person authorized to draw thereon or have access thereto.

AWW shall regularly update Schedule 3.15, and at Closing AWW shall certify the updated Schedule 3.15 as true and correct.


          3.16 NO HAZARDOUS WASTE, OTHER FACILITIES. To the knowledge of AWW,

               (a) AWW has never transported or disposed of, or contracted for the transportation or disposal of, hazardous wastes, hazardous substances, infectious or medical waste, radioactive waste or sewage sludges in violation of the Resource Conservation and Recovery Act of 1976, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Atomic Energy Act of 1954, as amended, or any comparable federal or state laws, or rules or regulations promulgated under any of the foregoing; and

               (b) AWW has never owned, operated and/or leased a hazardous waste transfer, treatment, storage or disposal facility.


          3.17 NO EXPOSURE TO HAZARDOUS OR TOXIC SUBSTANCES. To the knowledge of AWW, except as set forth in Schedule 3.17, none of AWW's employees have, in the course and scope of employment with AWW, been exposed in a manner which would be detrimental to their health to hazardous, infectious, radioactive or toxic wastes or substances as those terms are defined in the Resource Conservation and Recovery Act of 1976, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Atomic Energy Act of 1954, as amended, or any comparable federal or state laws, or rules and regulations promulgated under any of the foregoing.


          3.18 UNDERGROUND STORAGE TANKS. To the knowledge of AWW, except as set forth in Schedule 3.18, AWW has never owned or leased any real estate having any underground storage tanks containing petroleum products or wastes or other hazardous substances and regulated by 40 CFR 280 and/or other applicable federal, state or local laws, rules, regulations and requirements.

          3.19 DISPOSAL FACILITIES USED. Schedule 3.19 contains a list, as of the Effective Date, of all disposal sites (including dumps, landfills and all other disposal facilities) utilized at any time since January 1, 1991 by AWW for the disposal of any waste materials. For each such disposal site, AWW has provided to Liquids in Schedule 3.19:

               (a)  the name and address of such disposal site; and

               (b) the type or types of waste materials delivered to such disposal site.


          3.20 BORROWED MONIES. AWW is not in default or in violation of any agreement or note for the payment of borrowed monies. Copies of all notes and other documents relating to indebtedness for borrowed monies by AWW have been provided to Liquids.


          3.21 ABSENCE OF CERTAIN CHANGES, EVENTS OR CONDITIONS. Except as described in Schedule 3.21 or as otherwise expressly provided in or contemplated by this Agreement, and except for any acts contemplated by, required by, or in furtherance of the Mergers and the other transactions contemplated as a part of the plan referred to under the caption "RECITALS" above, since January 1, 1997, AWW has: (a) conducted its business in the ordinary course, not engaged or agreed to engage in any extraordinary transactions or distributions, and not engaged or agreed to engage in any other transaction except at arm's length and for fair consideration; (b) not disposed of any of its assets, except in the ordinary course of business; (c) not materially increased the level of compensation of any employee; (d) not issued any stock or securities or rights with respect to any stock or securities, or paid any dividends, redeemed any securities or otherwise caused any assets of AWW to be distributed to its Stockholders; (e) not borrowed any funds under existing lines of credit or otherwise, except as reasonably necessary for the ordinary operation of its business in a manner, and in amounts, in keeping with historical practices, or made any loans or guaranteed the obligations of any other persons; (f) not suffered any material and adverse change in its assets, business, or operations;
(g) not changed or amended its charter documents or bylaws; (h) not entered into any contract, commitment, or transaction which is not in the ordinary course of its business; and (i) not failed to keep its properties and assets insured with at least as much liability and property damage, fire, and other casualty coverage as was effective on December 31, 1996.

          3.22 TAX RETURNS AND AUDITS. Except as set forth in Schedule 3.22, as of the Effective Date of this Agreement AWW has, and as of the Closing Date AWW will have: (a) filed in accordance with applicable laws all federal, state, and local tax returns required to be filed by it; (b) paid all taxes, assessments, penalties, and interest charges shown to be due and payable on each such return or otherwise due or to become due or required to be paid; and (c) accrued or created reserves for all taxes due or to become due by it for all periods ending before, on or with the Effective Date. The federal income tax liability of AWW has not been examined by the Internal Revenue Service during the six-year period ending on December 31, 1996, nor has there been an examination of any other tax liability of AWW during the past six (6) years. Except as set forth in Schedule 3.22, AWW has not been delinquent in the payment of any tax, assessment or governmental charge, nor has any tax deficiency been proposed or assessed against it which has not been satisfied, except for the delinquent payment of past property taxes, payment of which has been made in full. AWW has not executed any waiver of the statute of limitations on the assessment or collection of any tax. Copies of the federal and state income tax returns of AWW, and all adjustments and amendments to such returns, for the three years ended December 31, 1996, together with copies of all reports, as filed, of any taxing authority relating to examinations thereof, have been previously delivered to Liquids, and to the best of each Guarantor's knowledge, are accurate and complete. AWW has withheld or otherwise collected all taxes or amounts it is required to withhold or collect under any applicable federal, state, or local law, including, without limitation, any amounts required to be withheld or collected with respect to social security, unemployment compensation, sales or use taxes or workers' compensation, and all such amounts have been timely remitted to the proper authorities. For purposes of this
Section 3.22, the term "tax" or "taxes" shall include, but not be limited to, income taxes, employment taxes, excise taxes, sales and use taxes, franchise taxes, and any other tax that may be imposed by a taxing authority.

     AWW is not a party to any tax allocation or sharing agreement or otherwise under any obligation to indemnify any person with respect to taxes.

     There are no accounting method changes or proposed account method changes of AWW that could give rise to an adjustment under Section 481 of the Code for any period after the Closing.

     There are no requests for rulings in respect of any tax pending between AWW and any tax authority.

     AWW is not a party to any joint venture, partnership, or other arrangement that is treated as a partnership for federal income tax purposes.

          3.23 LITIGATION. Except as set forth on Schedule 3.23, to its knowledge, AWW is not subject to or bound by any court, regulatory commission, board or administrative judgment, order or decree, and no suit, action, proceeding or other litigation in any court or before any administrative or arbitration panel or commission or before or by any governmental department or agency to which AWW is a party or which affects the AWW Business or properties of AWW is now pending. AWW has no knowledge of any governmental proceeding or investigation involving AWW, nor does it have reason to believe that any such proceeding or investigation is pending or threatened or that there exists any basis for any such proceeding or investigation, except as may be set forth on
Schedule 3.23. AWW has no knowledge of any facts which might reasonably be believed to be a basis for any other action, suit, proceeding, arbitration, claim, or counterclaim against AWW. To its knowledge, there are no existing violations of federal, state or local laws, ordinances, rules, regulations or orders by AWW which materially and adversely affect the AWW Business or property of AWW or the possession, use, occupancy or operation of any of its facilities or operation.


          3.24 RIGHTS AND AUTHORIZATIONS. AWW owns or holds all licenses, permits, approvals, and other authorizations (collectively "Authorizations") which are used in or required for the AWW Business, and at Closing, AWW shall own and hold all such Authorizations, outright and without material restriction. AWW has no knowledge and has not received any notice that any such Authorization is not valid or sufficient or in full force and effect. Except as set forth on
Schedule 3.14 or Schedule 3.24, neither the execution and delivery nor the consummation of the transactions contemplated hereby will cause a termination of, or interfere in any respect with, the operation under any such Authorizations.


          3.25 INSURANCE. AWW has maintained and as of the Closing Date AWW shall have in full force and effect motor vehicle and comprehensive general liability insurance and worker's compensation insurance covering the AWW Business, its properties and operations, and fire and extended coverage insurance with respect to its properties as is reasonably necessary to adequately insure and protect its properties and assets. Schedule 3.25 contains a complete list of all such insurance policies and a description of all pending claims (including the amount of coverage thereunder) in effect as of the Effective Date. Such insurance policies are owned exclusively by AWW. Except as specified in such policies, AWW has no knowledge that any such insurance policies are subject to any retroactive rate or audit adjustments or co-insurance arrangements. No notice of cancellation or nonrenewal of or disallowance of any claim under any such policy has been received.

          3.26 NO CONFLICTS. Except as provided in Schedule 3.26, neither the execution and delivery of this Agreement nor any of the related documents contemplated hereby will materially violate, conflict with, or result in a breach of any provisions of, or constitute a material default (or an event which, with notice or lapse of time or both would constitute a material default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, or encumbrance upon any of the material properties or assets of AWW or otherwise comprising a part of the AWW Business under any of the terms, conditions or provisions of (i) its charter documents or Bylaws, or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation, to which AWW is a party or to which it or any of its material properties or assets may be subject.


          3.27 CONSENTS. Except as listed on Schedule 3.27, no notice to, approval by, filing with, or authorization, consent or approval of, any federal, state, local or other public body, agency or authority or any other third party is necessary for the consummation of the transactions contemplated by this Agreement and the carrying on of the AWW Business by AWW following the Closing Date. The foregoing notwithstanding, AWW makes no representation or warranty as to the application of the Hart-Scott-Rodino Antitrust Improvements Act of 1976; as amended (the "HSR Act"), or the Exon-Florio Amendment, Section 721 of the Defense Production Act of 1950 ("Exon-Florio"), to the transactions contemplated by this Agreement. It shall be the sole obligation of Liquids to determine the application of the HSR Act or Exon-Florio to the transactions contemplated by this Agreement. To the extent Liquids determines that the HSR Act or Exon-Florio applies to the transactions contemplated by this Agreement, the parties hereto shall cooperate to comply therewith and all expenses incurred in complying with the HSR Act or Exon-Florio shall be borne by Liquids.


          3.28 ENVIRONMENTAL MATTERS. To the knowledge of AWW, except as set forth in Schedule 3.28, AWW currently is and at all times in the past has operated in substantial compliance in all material respects with all federal, state and local laws, rules and regulations (collectively, the "Environmental Laws") relating to the use, management, handling, transport, treatment, generation, storage, disposal, release or discharge of hazardous substances or wastes. Except as set forth in Schedule 3.28, no governmental agency has conducted any extraordinary audits, assessments, tests or other reviews in connection with AWW's compliance with any Environmental Law.

          3.29 APPROVAL BY AWW STOCKHOLDERS AND DIRECTORS. This Agreement, the Merger, and all transactions contemplated hereby have been duly approved by the Board of Directors of AWW and by the Stockholders in accordance with applicable law and the Bylaws and the Articles of Incorporation of AWW. Immediately prior to the execution of this Agreement, the Guarantors will provide to Liquids a copy, certified by the Secretary of AWW to be true and correct, of the resolutions of the Board of Directors and of the Stockholders of AWW approving this Agreement, the Merger and the transactions contemplated hereby. No Stockholder or other person has or will exercise any appraisal or dissenter's rights in connection with the Merger.


          3.30 SPECIFIC REPRESENTATIONS AND WARRANTIES RELATING TO POOLING-OF-INTERESTS ACCOUNTING.

               (a) American WasteWater Inc. has not acquired any treasury stock during the two-year period preceding the Effective Date. Further, American WasteWater Ltd., the predecessor of AWW, did not acquire any membership interest in American WasteWater, Ltd. from a member during the two-year period preceding the Effective Date.

               (b) Except as set forth in Schedule 3.30(b), neither the voting structure of American WasteWater Inc. nor the relative ownership of shares of American WasteWater Inc. has been altered or changed materially within the two (2) years preceding the Effective Date. Further, except as set forth in Schedule 3.30(b), neither the voting structure of American WasteWater, Ltd. nor the relative ownership of membership interests of American WasteWater, Ltd. has been altered or changed materially within the two (2) years preceding the Effective Date, except in connection with the incorporation of American WasteWater, Ltd. into AWW.

               (c) To AWW's knowledge, there has been no other transaction or action taken with respect to the equity ownership of AWW in contemplation of the Merger which would prevent Liquids from accounting for the Merger on a pooling-of-interests basis for financial accounting purposes.

               (d) AWW has not been a subsidiary or division of another corporation during the two-year period prior to the Effective Date.

               (e) There has been no sale of any significant assets of AWW other than in the ordinary course of business during the two-year period preceding the Effective Date.

               (f) The Stockholders will exercise their voting rights as to the Liquids Stock to be received by them in the Merger, and there will be no mechanisms such as a voting trust or other stockholders' or voting trust agreement that would in any way deprive or restrict the Stockholders from exercising their respective voting rights as to the Liquids Stock received by them in the Merger.


          3.31 SUBSIDIARIES. AWW does not have any subsidiaries or other equity interests (controlling or otherwise) in any corporation, association or other entity, nor is it a partner in nor a party to any partnership or joint venture.


          3.32 DISCLOSURE SCHEDULES. Anything disclosed under any Schedule referenced in this Section 3 shall be deemed disclosed under each and every other Schedule referenced in this Section 3.


                                    SECTION 4

                            RESALES OF LIQUIDS STOCK

          4.1 STOCK DISTRIBUTION AGREEMENTS AND INVESTOR REPRESENTATION LETTERS. Contemporaneously with the execution of this Agreement, AWW shall deliver to Liquids fully executed Investor Representation Letters and Stock Distribution Agreements in the forms attached hereto as Exhibits 4.1A and 4.1B, respectively, from all Stockholders of AWW to whom Liquids Stock will be issued in connection with the Merger. Liquids will also fully execute each of the Stock Distribution Agreements contemporaneously with the execution of this Agreement.


                                    SECTION 5

                    REPRESENTATIONS AND WARRANTIES OF LIQUIDS

     Liquids represents, warrants, and covenants to AWW, effective as of the date of this Agreement and again as of the Closing Date, as follows:


          5.1 CORPORATE ORGANIZATION. Each of Liquids and Newco is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated and has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

          5.2 AUTHORIZATION. Liquids has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Board of Directors of Liquids and Newco have, and the shareholder of Newco has, each duly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. No other corporate proceedings on the part of Liquids or Newco is necessary to approve and authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement constitutes the valid and binding agreement of Liquids and Newco, enforceable against them in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors' rights generally and except as such enforceability may be affected by equitable principles (whether considered in a proceeding at law or in equity).


          5.3 CAPITALIZATION. As of the date of this Agreement, the authorized stock and securities of Liquids consist of 50,000,000 shares of common stock, $.01 par value per share, of which 3,538,875 shares are issued and outstanding and 10,000,000 shares of preferred stock, $.01 par value per share, of which no shares are issued and outstanding. The authorized stock and securities of Newco consist of 10,000 shares of common stock, $.01 par value per share, of which 1,000 shares are issued and outstanding. All of such issued and outstanding shares of capital stock of Liquids and Newco have been duly authorized and validly issued and are fully paid and nonassessable. Except as described in
Schedule 5.3, there are no outstanding or authorized subscriptions, options, contracts, commitments, warrants, calls, agreements, understandings or other arrangements or rights of any character affecting or relating in any manner to the issuance of capital stock or other securities of Liquids (whether by subscription, option, exchange, right of conversion, right of refusal or otherwise) or entitling anyone to acquire shares of the capital stock of Liquids or other securities of any kind of Liquids.


          5.4 COPIES COMPLETE; NO DEFAULT. The certified copies of the Certificate (Articles) of Incorporation and Bylaws, both as amended to date, of Liquids and Newco and the copies of all other documents which have been delivered by Liquids to AWW in connection with the transactions contemplated hereby are substantially complete and accurate and are true and correct copies of the originals thereof; and the execution of this Agreement and the performance of the obligations hereunder will not violate or result in a breach or constitute a default under any of the terms and provisions hereof. The copy of the Mesa Companies Merger Agreement shall be a true and correct copy thereof.

          5.5 NO CONFLICT. Neither the execution and delivery of this Agreement nor any other related documents contemplated hereby will violate, conflict with, or result in a breach of any provisions of or constitute a default (or an event which, with the giving of notice or lapse of time, or both, would constitute a default) under or result in the termination of or accelerate the performance required by or result in a right of termination or acceleration under or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Liquids or Newco under any of the terms, conditions or provisions of (i) the charter documents or bylaws of Liquids or Newco, or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Liquids or Newco is a party or to which it or any of its properties or assets may be subject.


          5.6 LITIGATION. Except as set forth on Schedule 5.6, to its knowledge, Liquids is not subject to or bound by any court, regulatory commission, board or administrative judgment, order or decree, and no suit, action, proceeding or other litigation in any court or before any administrative or arbitration panel or commission or before or by any governmental department or agency to which Liquids is a party or which affects the business or properties of Liquids is now pending. Except as set forth on Schedule 5.6, Liquids has no knowledge of any governmental proceeding or investigation involving Liquids, nor does it have reason to believe that any such proceeding or investigation is pending or threatened or that there exists any basis for any such proceeding or investigation, except as may be set forth on Schedule 3.23; to its knowledge, there are no existing violations of federal, state or local laws, ordinances, rules, regulations or orders by Liquids which materially and adversely affect the business or property of Liquids or the possession, use, occupancy or operation of any of its facilities or business.


          5.7 REPRESENTATIONS AND WARRANTIES RELATING TO POOLING-OF-INTERESTS ACCOUNTS. Liquids will not knowingly take or cause to be taken any action or cause any matter to occur which might reasonably prevent the Merger to be accounted for as a pooling-of-interests.


          5.8 BROKERS, FINDERS, ETC. All negotiations relating to this Agreement and transactions contemplated hereby have been carried on without the intervention of any broker, finder, or other person, acting on behalf of Liquids in any manner as to give rise to any claim against Liquids for any brokerage, finder's, or similar fee or commission.

          5.9 FINANCIAL STATEMENTS. Liquids has delivered to AWW copies of the following financial statements (the "Financial Statement") of Liquids at
Schedule 5.9:

               (i)  Balance Sheet as of December 31, 1996; and

               (ii) Income Statement for the period from inception to December 31, 1996.

The Balance Sheet fairly presents the financial condition of Liquids as of the date set forth thereon, and the Income Statement fairly presents the results of operation for the period indicated thereon, all in accordance with generally accepted accounting principles, subject to year-end audit adjustments and the absence of complete footnotes.


          5.10 ACCURACY OF REGISTRATION STATEMENT. As of the Effective Date, Liquids is preparing a registration statement to be filed by Liquids with the SEC on Form S-1 (the "Registration Statement") as soon as practicable following the closing of the AWW Merger. Liquids hereby represents and warrants that the Registration Statement, when filed, will not to Liquids' knowledge contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. However, Liquids shall have no responsibility hereunder for any untrue statements of a material fact or omissions to state a material fact in the Registration Statement which are derived from information which has been provided to or which should have been provided to Liquids by the Guarantors or AWW.


     5.11 REPRESENTATIONS RELATING TO TAX-FREE REORGANIZATIONS.

          (a) Prior to the Merger, Liquids will be in control of Newco within the meaning of Code Section 368(c).

          (b) Following the Merger, Liquids has no plan or intention to issue additional shares of capital stock of AWW which would result in Liquids losing control of AWW within the meaning of Section 368(c) of the Internal Revenue Code.

          (c) Liquids has no plan or intention to reacquire any of the Liquids Stock issued in the Merger.

          (d) Liquids has no plan or intention to (i) liquidate AWW, (ii) merge AWW with or into another corporation, (iii) sell or otherwise dispose of the stock of AWW except for transfers of stock to corporations controlled by Liquids, or (iv) cause AWW to sell or otherwise dispose of any of its assets or of any of the assets acquired from Newco, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Liquids.

          (e) Newco will not have any liabilities assumed by AWW, and will not transfer to AWW any assets subject to liabilities in the Merger.

          (f) Newco was formed expressly for the purpose of effecting the Merger, and as a result of the Merger, AWW will hold 100% of the Newco assets held by Newco immediately prior to the Merger.

          (g) Following the Merger, Liquids shall cause AWW to continue its historic business or use a significant portion of its historic business assets in a business.

          (h) There is no intercorporate indebtedness existing between AWW and Liquids or between Newco and AWW.

          (i) The Liquids Stock is voting common stock of Liquids as described in Code Section 368(a)(2)(E).

          (j) Liquids does not own, nor has it owned in the past five (5) years, any stock of AWW.

          (k) Neither Liquids nor Newco is an investment company as defined in Code Section 368(a)(2)(F)(iii) and (iv).


          5.12 ABSENCE OF VOTING OR BUY-SELL AGREEMENT. There is no existing agreement to which Liquids is a party which imposes any voting obligation or buy-sell obligation with respect to any Liquids Stock, except as set forth in or contemplated by this Agreement or the Mesa Companies Merger Agreement.


                                    SECTION 6

                                    COVENANTS

     AWW makes certain covenants below to Liquids and Newco, and Liquids and Newco jointly and severally make certain covenants to AWW below. Further, the Guarantors jointly and severally guarantee the full and complete performance by AWW of those matters set forth in Sections 6.1, 6.4 and 6.6.

          6.1 CONDUCT OF BUSINESS. Except as otherwise provided for or contemplated by this Agreement or in Schedule 6.1, and except for any acts contemplated by, required by, or in furtherance of the Merger and the other transactions contemplated as a part of the plan referred to under the caption "RECITALS" above, during the period from the Effective Date of this Agreement to the Effective Time, AWW will conduct the AWW Business and operations according to its ordinary and usual course and consistent with past practice, and will use its commercially reasonable best efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with it. Except as otherwise expressly provided in or contemplated by this Agreement, and except for any acts contemplated by, required by, or in furtherance of the Merger and the other transactions contemplated as a part of the plan referred to under the caption "RECITALS" above, after the Effective Date and prior to the Effective Time, AWW will not, without the prior written consent of Liquids, do any of the things listed in this Section 6.1. Further, except as otherwise expressly provided in or contemplated by this Agreement, and except for any acts contemplated by, required by, or in furtherance of the Mesa Companies Merger Agreement, and the other transactions contemplated as a part of the plan referred to under the caption "RECITALS" above, Liquids will not do any of the acts listed below without the prior written consent of AWW, which consent shall not be unreasonably withheld. The acts referred to above are as follows:

               (a) amend its Articles of Incorporation or Bylaws (and in the case of Liquids, amend its Certificate of Incorporation or Bylaws);

               (b) authorize for issuance, issue, sell or deliver (whether through the issuance or granting of additional options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any securities convertible into shares of stock of any class;

               (c) split, combine or reclassify any shares of its stock, or redeem or otherwise acquire any shares of the stock;

               (d) (i) create, incur or assume any debt (other than debt created, incurred or assumed in the ordinary course of its business, consistent with past practice and with respect only to acquisition by it of property used in the ordinary course of business); (ii) create, incur or assume any (A) long-term debt (including capitalized lease obligations), or
     (B) short-term debt except trade payables incurred in the ordinary course of business and consistent with past practice; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; or (iv) make any loans, advances or capital contributions to, or investments in, any other person or entity, other than short-term investments in financial instruments in the ordinary course of business and consistent with past practice;

               (e) (i) increase in any manner the compensation of any of its directors, officers or other employees; or (ii) commit itself to any additional pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment or consulting agreement with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof;

               (f) sell, transfer, mortgage, or otherwise dispose of or encumber any real property;

               (g) except in the ordinary course of business and consistent with past practice or pursuant to contractual obligations existing on the date hereof (i) sell, transfer, mortgage, or otherwise dispose of or encumber any personal property with a market value which, individually or in the aggregate, exceeds $10,000; (ii) pay, discharge or satisfy claims, liabilities or obligations (absolute, accrued, contingent or otherwise); or
     (iii) cancel any debts or intentionally waive any claims or rights;

               (h) make any capital expenditure or commitment except in the ordinary course of business consistent with past practices and in an amount in excess of $10,000 individually or in the aggregate;

               (i) enter into any other agreements, commitments or contracts which, individually or in the aggregate, are material to AWW, except agreements, commitments or contracts expressly provided for or contemplated by this Agreement or for the purchase, sale or lease of goods or services in the ordinary course of business, consistent with past practice and not in excess of current requirements or for the provision of data processing or related services in the ordinary course of business and consistent with past practice, or otherwise make any material change in the conduct of the business or operations of AWW;

               (j) make any distribution to Stockholders (except as provided for in Section 6.15, below); or

               (k) agree, whether in writing or otherwise, to do any of the foregoing.

          6.2  ACCESS TO INFORMATION.

               (a) AWW will afford Liquids and its representatives access, during normal business hours, to all of AWW's business, operations, properties, books, files and records and will cooperate in the examination thereof. Liquids agrees that all information, including the existence and contents of this Agreement and the other agreements among the parties, so provided will be treated as confidential (except for necessary disclosures to professional advisors, and except for securities law disclosures, and except for disclosures to any underwriter with whom Liquids negotiates to offer and sell its stock, and except for any disclosures required by law), that Liquids will not disclose or make any use of such confidential information unless the same is or shall become available to it through nonconfidential means or shall otherwise come into the public domain. If the transactions contemplated by this Agreement are not consummated for any reason, then after this Agreement is terminated, Liquids will continue to hold in confidence all information obtained from AWW and will return to AWW all copies of any confidential documents obtained by Liquids in connection with the transactions contemplated by this Agreement.

               (b) Liquids will afford AWW access, during normal business hours, to all of its business, operations, properties, books, files and records and will cooperate with AWW and its representatives in the audit and examination thereof and will do everything reasonably necessary to enable AWW to make a complete examination of the business, assets and properties of Liquids and the condition thereof. AWW agrees that all information, including the existence and contents of this Agreement and the other agreements among the parties, so provided will be treated as confidential (except for necessary disclosures to professional advisors, and except for any disclosures required by law, including securities law disclosure and further except for disclosures to any underwriter with whom Liquids negotiates to offer and sell its stock), that neither AWW nor any Stockholder will disclose or make any use of such confidential information unless the same is or shall become available to it through nonconfidential means or shall otherwise come into the public domain. If the transactions contemplated by this Agreement are not consummated for any reason, then after this Agreement is terminated, AWW and the Stockholders will continue to hold in confidence all information obtained from Liquids and will return to Liquids all copies of any confidential documents obtained by AWW or any Stockholder in connection with the transactions contemplated by this Agreement.

          6.3 PUBLIC ANNOUNCEMENTS. AWW will consult with Liquids before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement without Liquids' prior approval.


          6.4 NOTIFICATION OF MATERIAL EVENTS. Each party shall promptly notify the others in writing of the occurrence of any event which will or could reasonably be expected to result in its failure to satisfy any of the representations, warranties, covenants, or conditions specified in this Agreement.


          6.5 CERTAIN EMPLOYEE MATTERS. AWW will take reasonable steps necessary to maintain and enforce all employment contracts and noncompetition and nondisclosure agreements which it now has and has had with its employees and former employees.


          6.6 EMPLOYMENT AGREEMENT. AWW will cause William H. Wilson, Jr. to execute and deliver to Liquids at Closing the Employment Agreement in the form attached hereto at Exhibit 6.6, which shall also be executed and delivered by AWW at Closing.


          6.7  THIS SECTION HAS BEEN INTENTIONALLY LEFT BLANK.


          6.8 NONCOMPETITION. At Closing, AWW shall deliver a Noncompetition Agreement from each Stockholder of AWW which shall be fully executed and in the form set forth at Exhibit 6.8.


          6.9 LIQUIDS STOCK OPTIONS. Liquids has adopted a stock option plan entitling optionees to purchase Liquids Stock. Following the Closing, options to purchase not less than 37,500 shares of Liquids Stock will be granted to those employees of AWW as designated by William H. Wilson, Jr., and if he fails for any reason to do so, then those options shall be designated to such persons as AWW deems deserving. It is contemplated by the parties that the exercise price of these stock options shall be a price per share equal to or not materially different from the anticipated price per share for which Liquids Stock will be sold in an initial public offering presently being prepared for by Liquids and certain other necessary persons. The exercise price of these options to be granted pursuant to this Section 6.9 shall not be less than the exercise price of the stock options contemporaneously granted to other optionees under that stock option plan. The exercise price of these options shall be adjusted as appropriate for any recapitalization, stock dividend, or other change in capital structure or capitalization. Liquids will use its commercially reasonable efforts to cause these options to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.


          6.10 RESIGNATIONS. Each officer and director of AWW other than those whom Liquids shall have specified in writing at least two (2) days prior to the Closing shall execute and deliver to Liquids at Closing his or her written resignation as an officer or director of AWW effective as of the Closing.


          6.11 DISPOSITION OF STOCKHOLDERS' NOTES AND RELEASE OF PERSONAL LIABILITY ON AWW INDEBTEDNESS.

               6.11.1 Within thirty (30) days following the date upon which the Registration Statement referred to in Section 5.10 is declared effective, but in any event no later than December 31, 1997, Liquids will cause AWW to pay off in cash the Notes Payable to the AWW Stockholders. True and correct copies of these Notes have been provided by AWW to Liquids and are attached as Exhibit
6.11.1. As of May 31, 1997, the Notes had an aggregate unpaid balance of principal and interest equal to $633,354.46 and continue to accrue interest at the rate set forth therein.

               6.11.2 Further, each of the Guarantors has personal liability with respect to the indebtedness listed on Schedule 6.11.2. At the Closing, AWW shall assume and become responsible for all of the Guarantors' Personal Liabilities. As soon as practicable following Closing, but in any event within the earlier of thirty (30) days following the date upon which the Registration Statement referred to in Section 5.10 is declared effective, or 120 days following Closing, Liquids will cause the Guarantors to be released from any personal liability on that indebtedness by either obtaining releases from the creditors, or by refinancing the indebtedness, or by paying off the indebtedness or other liability, or otherwise. To the extent that the Guarantors are not released from any personal liability, Liquids will indemnify the Guarantors for any expenses or losses incurred by them in connection with such indebtedness. Except as otherwise provided herein, Liquids shall indemnify and hold the Guarantors harmless for any expenses or losses incurred by them in connection with any other liability of AWW which has been properly disclosed to Liquids in this Agreement or in a schedule or exhibit hereto.

          6.12 TRANSFERABILITY OF AWW STOCK. AWW covenants that prior to the Closing Date, no Stockholder shall transfer or grant a security interest in all or any portion of his AWW Stock. Further, AWW agrees that as of the Closing Date, there will be no restriction or encumbrance of any kind upon the ability of Liquids to acquire all outstanding shares of AWW Stock in the Merger.


          6.13 AMENDMENTS TO MESA COMPANIES MERGER AGREEMENT. Liquids does not presently contemplate entering into any amendment to the Mesa Companies Merger Agreement. However, in the event the Mesa Companies Merger Agreement is amended, then Liquids shall promptly give notice thereof to AWW. If any such amendment would have a material adverse effect upon AWW, then AWW shall have the right, for a period of ten (10) days following the receipt of notice of such amendment, to give notice to Liquids that this Agreement is terminated.


          6.14 TERMINATION OF AWW SHAREHOLDERS' AGREEMENT. At Closing, AWW shall provide to Liquids executed documentation reasonably satisfactory to Liquids showing that the Shareholders' Agreement, dated effective May 1, 1997, between and among AWW and its shareholders has been terminated and is of no further force and effect.


                                    SECTION 7

                               CLOSING CONDITIONS

          7.1 CONDITIONS TO THE OBLIGATIONS OF LIQUIDS AND NEWCO. Each and every obligation of Liquids and Newco under this Agreement and under the other agreements, instruments, and documents related to this Agreement (the "Related Documents") shall be subject to the satisfaction, as of Closing, of each of the following conditions, each of which can be waived by Liquids, but only in writing:

               (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of AWW and the Guarantors contained in this Agreement shall be true and correct as of the date hereof and shall be deemed to have been made again at Closing and shall then be true and correct, except for any inaccuracy of a representation or warranty which in the reasonable opinion of Liquids is not material.

               (b) PERFORMANCE OF COVENANTS. Each of the covenants and other obligations of AWW and the Guarantors to be performed by any of them on or before Closing pursuant to the terms hereof shall have been duly performed and complied with in all material respects, except for the failure to perform or comply with any covenant or obligation which in the reasonable opinion of Liquids is not material.

               (c) NO ADVERSE PROCEEDINGS OR EVENTS. No suit, action or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit any of the transactions contemplated by this Agreement or to obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby, unless such suit, action or proceeding is without substantial merit or basis.

               (d) DELIVERIES AT CLOSING. All documents or instruments required to be delivered at Closing by AWW and/or its Stockholders and/or the Guarantors shall be delivered and tendered at Closing.

               (e) OPINION OF COUNSEL. At Closing, Liquids shall receive an opinion from Cokinos, Bosien & Young, counsel to AWW, dated the Closing Date, in the form set forth at Exhibit 7.1(e).

               (f) QUALIFICATION AS POOLING OF INTEREST. There shall be no material risk that the Merger will not qualify as a "pooling of interests" for financial accounting purposes.

               (g) CLOSING OF THE MESA MERGERS. Prior to or at Closing, the Mesa Mergers shall be closed and consummated.

               (h) TERMINATION OF SHAREHOLDERS' AGREEMENT. Prior to Closing, that certain Shareholders' Agreement, dated effective as of May 1, 1997, between AWW and the Stockholders shall have been terminated and be of no further force or effect.


          7.2 CONDITIONS TO OBLIGATIONS OF AWW AND THE GUARANTORS. Each and every obligation of AWW and the Guarantors under this Agreement shall be subject to the satisfaction at Closing of the following conditions, each of which may be waived by AWW, but only in writing:

               (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Liquids contained in this Agreement shall be true and correct as of the date hereof and shall be deemed to have been made again at Closing and shall then be true and correct, except for any inaccuracy of a representation or warranty which in the reasonable opinion of AWW is not material.

               (b) PERFORMANCE OF COVENANTS. Each of the covenants and other obligations of Liquids to be performed by it on or before Closing pursuant to the terms hereof shall have been duly performed and complied with in all material respects, except for the failure to perform or comply with any covenant or obligation which in the reasonable opinion of AWW is not material.

               (c) NO ADVERSE PROCEEDINGS OR EVENTS. No suit, action or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit any of the transactions contemplated by this Agreement or to obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby, unless such suit, action or proceeding is without substantial merit or basis.

               (d) DELIVERIES AT CLOSING. All documents or instruments required to be delivered at Closing by Liquids or Newco shall be delivered and tendered at Closing.

               (e) OPINION OF COUNSEL. At Closing, Liquids' counsel, Hartzog Conger & Cason, a professional corporation, shall deliver to AWW and the Guarantors its opinion, dated the Closing Date, in the form set forth at
     Exhibit 7.2(e).

               (f) CLOSING OF THE OTHER MERGERS. Prior to or at Closing, the Mesa Companies Mergers shall be closed and consummated.


                                    SECTION 8

                                     CLOSING

          8.1 TIME AND PLACE. The closing (the "Closing") of the transactions contemplated in this Agreement shall occur as soon as possible after all conditions to Closing contained herein are satisfied (the "Closing Date"), at Houston, Texas, or at such other place or at such other time as Liquids may designate.

          8.2 DELIVERIES BY AWW AT CLOSING. At Closing, AWW shall deliver, and the Guarantors shall cause AWW to deliver, the following Related Documents, each of which shall be fully executed and completed as appropriate or as required under this Agreement:

               (a) all stock certificates representing all shares of AWW Stock issued and outstanding as of the Effective Time;

               (b)  the opinion of counsel referred to in Section 7.1(e);

               (c)  the executed employment agreement referred to in Section
     6.6;

               (d) all books, minutes, records, tax returns, reports, etc. related to AWW and the AWW Business;

               (e)  the executed Noncompetition Agreements referred to in
     Section 6.8 and the resignations referred to in Section 6.10;

               (f)  the resignations referred to in Section 6.12; and

               (g) all other certificates, documents, and other instruments required to be delivered by AWW or the Stockholders pursuant to this Agreement.


          8.3 DELIVERIES BY LIQUIDS AT CLOSING. At Closing, Liquids shall deliver the following Related Documents, each of which shall be fully executed and completed as appropriate or as required under this Agreement:

               (a) all stock certificates representing all shares of Liquids Stock required to be delivered by Liquids to the Stockholders pursuant to this Agreement;

               (b) the opinion of counsel to Liquids referred to in Section 7.2(e);

               (c) the executed employment agreement referred to in Section 6.6; and

               (d) all other certificates, documents, and other instruments required to be delivered by Liquids pursuant to this Agreement.

          8.4 EXPENSES OF CLOSING. AWW has engaged the services of Cokinos, Bosien & Young as legal counsel to AWW in connection with the transactions contemplated by this Agreement. AWW shall submit to Liquids all invoices for legal services so incurred by AWW. All invoices for legal services and charges shall be on a reasonably detailed line-item form basis. Liquids agrees to promptly pay any such legal fees and expenses. It is acknowledged that certain of such fees and expenses will be for services which have benefitted the Stockholders in connection with the transactions contemplated by this Agreement.
          Any such legal fees and expenses shall be deemed to have been incurred by AWW and shall be payable hereunder. This Section 8.4 shall not limit any expenses which are incurred by AWW or the Guarantors in connection with any matters for which they are indemnified pursuant to this Agreement or in any Related Document. No amounts payable to Liquids' accountants, attorneys, underwriters, investment bankers, or other outside consultants (collectively, "Consultants"), regardless of whether such Consultants perform services in respect of AWW or the Guarantors (including, without limitation, preparation of financial statements of AWW or any registration statements or portions thereof), shall be included within the expenses deemed to have been incurred by AWW. Liquids shall be solely responsible for the payment of all fees and expenses of any Consultants engaged by it.

                                    SECTION 9

                                   TERMINATION

          9.1 MUTUAL CONSENT. This Agreement may be terminated by the mutual consent of Liquids and AWW.


          9.2 BY LIQUIDS. This Agreement may be terminated by Liquids if a material default should be made by AWW or any Guarantor in the observance of or in the due and timely performance by any of them of any of their respective material agreements and covenants herein contained, or if there shall have been a material breach by any of them of any of their respective material warranties and representations herein contained, or if the conditions of this Agreement to be complied with or performed by any of them at or before Closing shall not have been complied with or performed on or before August 1, 1997, unless such noncompliance or nonperformance shall have been waived by Liquids in writing. Notwithstanding the foregoing, if AWW or any Guarantor materially defaults in the observance of or in the due and timely performance of any of the material agreements and covenants herein contained or materially breaches any of the material warranties and representations herein contained, and if that material default or breach is curable by AWW or any Guarantor, then AWW or that Guarantor may give notice (the "Notice of Intent to Cure") to

Liquids, making express reference to this Section 9.2 and setting forth in detail the facts and circumstances of the material default or breach and further setting forth AWW's or the Guarantor's intent to cure the same and describing how the material default or breach will be cured. Within seven (7) business days of this Notice of Intent to Cure by AWW or a Guarantor, Liquids may give a response notice to AWW (the "Response Notice") as to whether Liquids consents to the proposed cure of the material default or breach by AWW or the Guarantor; provided however, that Liquids shall not unreasonably withhold consent to cure. The failure by Liquids to give a timely Response Notice shall be deemed to be a consent by Liquids to the proposed cure. If consent to cure is granted by Liquids, then AWW or the Guarantor shall have ten (10) days following the date of Liquids' Response Notice (or if no Response Notice is given, then seventeen [17] days from the date of the Notice of Intent to Cure) to cause the material default or breach to be cured. For purposes of this Section 9.2, a material default in the observance of or in the due and timely performance of any of the material agreements and covenants herein contained is curable only if AWW or a Guarantor can cause such material agreements and covenants to be observed and performed, and so long as such cure will cause the material default to become immaterial. For purposes of Section 9.2, a material default of any of the material warranties and representations herein contained is curable only if AWW or a Guarantor causes such material warranties and representations to become true and correct, and so long as the failure of any such material warranties and representations to be true and correct prior to their cure is rendered immaterial. In the event that AWW or any Guarantor materially defaults in the observance of or in the due and timely performance of any of the material agreements and covenants herein contained or materially breaches any of the material warranties and representations herein contained, and if that material default or breach is curable by AWW or any Guarantor, and if AWW or that Guarantor does not give Notice of Intent to Cure to Liquids, as described above, then Liquids shall have the right to terminate this Agreement, but only after first giving notice of its intent to terminate to AWW, in which event AWW shall have the right, for a period of five (5) business days from that notice, to give to Liquids a Notice of Intent to Cure. Failure by AWW or a Guarantor to give the Notice of Intent to Cure shall be deemed a waiver of that right. If a Notice of Intent to Cure is given by AWW or a Guarantor, then the procedure described above shall be followed.


          9.3 BY AWW. This Agreement may be terminated by AWW, if a material default shall be made by Liquids (which for these purposes shall be deemed to include Newco) in the observance of or in the due and timely performance by Liquids of any material agreements and covenants of Liquids herein contained, or if there shall have been a material breach by Liquids of any of the material warranties and representations of Liquids, or if the conditions of this Agreement to be complied with or performed by Liquids at or before Closing shall not have been complied with or performed on or before August 1, 1997, unless such noncompliance or nonperformance shall have been waived by AWW in writing. Notwithstanding the foregoing, if Liquids materially defaults in the observance of or in the due and timely performance of any of the material agreements and covenants herein contained or materially breaches any of the material warranties and representations herein contained, and if that material default is curable by Liquids, then Liquids may give notice the "Notice of Intent to Cure") to AWW, making express reference to this Section 9.3 and setting forth in detail the facts and circumstances of the material default or breach and further setting forth Liquids' intent to cure the same and describing how the material default or breach will be cured. Within seven (7) business days of this Notice of Intent to Cure by Liquids, AWW may give a response notice to Liquids (the "Response Notice") as to whether AWW consents to the proposed cure of the material default or breach by Liquids; provided however, that AWW shall not unreasonably withhold consent to cure. The failure by AWW to give a timely Response Notice shall be deemed to be a consent by AWW to the proposed cure. If consent to cure is granted by AWW, then Liquids shall have ten (10) days following the date of AWW's Response Notice (or if no Response Notice is given, then seventeen [17] days from the date of the Notice of Intent to Cure) to cause the material default or breach to be cured. For purposes of this
Section 9.3, a material default in the observance of or in the due and timely performance of any of the material agreements and covenants herein contained is curable only if Liquids can cause such material agreements and covenants to be observed and performed, and so long as such cure will cause the material default to become immaterial. For purposes of Section 9.3, a material default of any of the material warranties and representations herein contained is curable only if Liquids causes such material warranties and representations to become true and correct, and so long as the failure of any such material warranties and representations to be true and correct prior to their cure is rendered immaterial. In the event that Liquids materially defaults in the observance of or in the due and timely performance of any of the material agreements and covenants herein contained or materially breaches any of the material warranties and representations herein contained, and if that material default or breach is curable by Liquids, and if Liquids does not give a Notice of Intent to Cure, then AWW shall have the right to terminate this Agreement, but only after first giving notice of its intent to terminate to Liquids, in which event Liquids shall have the right, for a period of five (5) business days from that notice, to give to AWW a Notice of Intent to Cure. Failure by Liquids to give the Notice of Intent to Cure shall be deemed a waiver of that right. If a Notice of Intent to Cure is given by Liquids, then the procedure described above shall be followed. This Agreement may also be terminated by AWW under the conditions set forth in Section 6.14.

          9.4 TERMINATION BY AWW OR LIQUIDS. If AWW terminates this Agreement pursuant to this Section 9, this Agreement shall be deemed terminated on behalf of AWW and the Guarantors. If Liquids terminates this Agreement pursuant to this Section 9, this Agreement shall be deemed terminated on behalf of Liquids and Newco.


                                   SECTION 10

                                 INDEMNIFICATION

     AWW and the Guarantors each makes the following indemnities, and where specifically stated, Liquids makes the following indemnities, which shall not be in limitation of any remedies and rights otherwise available to the indemnified persons under this Agreement or by law:

          10.1 GENERAL INDEMNITY.

               (a) (i) Subject to the limitations set forth in Section 10.2, AWW (the "Indemnitor") agrees that it will indemnify and hold harmless Newco and Liquids and their respective officers, directors, employees, and agents (the "Indemnitees") from and against all losses, damages, costs, and expenses relating to any claims, actions, suits, proceedings, demands, assessments, and adjustments, including reasonable attorneys' fees and expenses of investigation (collectively, the "Indemnified Losses"), reasonably incurred by any of the aforesaid Indemnitees as a result of or incident to any material breach by AWW of any representation, warranty, covenant, or agreement set forth herein or on any schedule, exhibit, or certificate made or delivered in connection herewith by or on behalf of the Indemnitor (an "Indemnification Event"). With respect to any Indemnification Event relating to any environmental matter, the Indemnified Loss shall also include any costs and expenses of analysis, testing, remediation, transportation, incineration, treatment, or other necessary and appropriate disposition or mitigation of a hazardous environmental condition.

                    (ii) Subject to the limitations set forth in Section 10.2, each Guarantor (the "Indemnitor") agrees that he will indemnify and hold harmless Newco and Liquids and their respective officers, directors, employees, and agents (the "Indemnitees") from and against all losses, damages, costs, and expenses relating to any claims, actions, suits, proceedings, demands, assessments, and adjustments, including reasonable attorneys' fees and expenses of investigation (collectively, the "Indemnified Losses"), reasonably incurred by any of the aforesaid Indemnitees as a result of or incident to any material breach by any of such Guarantors of any representation, warranty, covenant, or agreement set forth herein or on any schedule, exhibit, or certificate made or delivered in connection herewith (an "Indemnification Event").

               (b) Subject to the limitations set forth in Section 10.2, Newco and Liquids (the "Indemnitors") agree that they will jointly and severally indemnify and hold harmless AWW and the Guarantors and their respective officers, directors, employees, and agents (the "Indemnitees") from and against all Indemnified Losses, reasonably incurred by any of the aforesaid Indemnitees as a result of or incident to any material breach by Newco or Liquids of any representation, warranty, covenant, or agreement set forth herein or on any schedule, exhibit, or certificate made or delivered in connection herewith (an "Indemnification Event"). With respect to any Indemnification Event relating to any environmental matter, the Indemnified Loss shall also include any costs and expenses of analysis, testing, remediation, transportation, incineration, treatment, or other necessary and appropriate disposition or mitigation of a hazardous environmental condition.


          10.2 LIMITATIONS ON INDEMNITY. An Indemnitee, as described in Section 10.1(a) or (b) above, may seek indemnification from an Indemnitor, described in that same section above, for any Indemnified Loss resulting from an Indemnification Event which occurs during the Indemnification Period and in respect of which a claim is made before the end of the Indemnification Period, all as provided for as follows:

               (a) INDEMNIFICATION PERIOD. The "Indemnification Period" shall include all periods of time prior to the Effective Date and shall expire one (1) year from the Closing Date or one (1) year from the termination of this Agreement; except that, the Indemnification Period relating to the representations and warranties contained in Section 3.22 shall extend for the applicable statute of limitations period.

               (b) INDEMNIFICATION PROCEDURE. If an Indemnitee reasonably believes that an Indemnification Event has occurred or is existing during the Indemnification Period with respect to which the Indemnitee would have a right of indemnification against an Indemnitor, then the Indemnitee may give notice (the "Indemnification Notice") to each Indemnitor with respect to whom a claim for Indemnification is being made. The Indemnification Notice shall describe in reasonable detail the alleged Indemnification Event, the basis for which the Indemnitee believes that there is an Indemnification Event, the amount of Indemnified Losses theretofore paid by the Indemnitee, and an estimate of the total amount of Indemnified

     Losses which the Indemnitee believes may be incurred by the Indemnitee with respect to the Indemnification Event. Any purported Indemnitee who does not give an Indemnification Notice with respect to an Indemnification Event during the Indemnification Period shall be deemed to have waived the right to receive indemnification for that Indemnification Event.

               (c) LIMITATIONS ON INDEMNIFIED LOSSES. If an Indemnification Notice is timely given, then the Indemnified Losses which the Indemnitee may be entitled to recover hereunder shall include any such Indemnified Losses incurred by the Indemnitee, whether during or after the Indemnification Period which relates to the Indemnification Event described in the Indemnification Notice. However, no indemnification shall be required under Section 10.1(a)(i) except to the extent that the total amount of Indemnified Losses payable with respect to all Indemnification Events under Section 10.1(a)(i) exceed $100,000 in the aggregate, reduced by the amount of all Indemnified Losses actually recovered against and paid by the Indemnitors under Section 10.1(a)(ii). Further, no indemnification shall be allowed under Section 10.1(a)(ii) except to the extent that the total amount of Indemnified Losses payable with respect to all Indemnification Events under Section 10.1(a)(ii) exceed $100,000 in the aggregate, reduced by the amount of Indemnified Losses recovered against and actually paid by the Indemnitor under Section 10.1(a)(i); provided further, that the amount of Indemnified Losses which may be recovered against any Guarantor in the aggregate shall not exceed the sum of the value of the Liquids Stock received by the Guarantor as a result of the Merger, with such value to be determined at such time as the Indemnitee is first entitled to recover any Indemnified Losses. However, in the event that the Guarantor has transferred any of such Liquids Stock in any arm's-length sale, then the value of that transferred Liquids Stock shall be deemed to be the actual sales price thereof reduced by the amount of income taxes incurred by the Guarantor attributable to the sale. For these purposes, the amount of income taxes which the Guarantor shall be deemed to have incurred as a result of any such sale shall be the difference between the income taxes which would have been incurred by the Guarantor had the sale not occurred less the actual income taxes incurred by the Guarantor. Further, no indemnification shall be allowed under Section 10.1(b) except to the extent that the total amount of Indemnified Losses payable with respect to all Indemnification Events under Section 10.1(b) exceed $100,000 in the aggregate.

               (d) THIRD-PARTY BENEFICIARIES. Any Indemnitee who is not a signatory party to this Agreement shall nevertheless be deemed to be a third-party beneficiary of this Agreement for purposes of this Section 10.

               (e) DEFENSE OF THIRD-PARTY CLAIMS. In the event any claim, action, suit, proceeding, demand, assessment, or adjustment is asserted against any Indemnitee hereunder other than by an Indemnitor (such claim, action, suit, proceeding, demand, assessment, or adjustment being referred to herein as a "Third-Party Claim"), then the Indemnitee shall defend the Third-Party Claim in a diligent, prudent, and good faith manner. The Indemnitee shall also use reasonable efforts to mitigate, to the extent reasonably possible under the circumstances, the amount of the Indemnified Losses with respect to the Third-Party Claim. The Indemnitee shall not make or agree to make any payments in settlement or compromise of any Third-Party Claim or consent to the entry of any judgment with respect to any Third-Party Claim without first giving notice thereof to the Indemnitor. Nothing contained herein shall prevent the Indemnitor and Indemnitee from further agreeing as between themselves as to the allocation between them of the duties, responsibilities, and costs of defense and settlement of any such Third-Party Claim. At all times, the Indemnitor and Indemnitee will advise and consult with each other regarding the matters contained in this Section 10 and shall be under a duty to act cooperatively and in good faith.


                                   SECTION 11

                                     GENERAL

          11.1 NOTICES. All notices required or permitted herein must be in writing and shall be deemed to have been duly given the first business day following the date of service if served personally or by telecopier, telex or other similar communication to the party or parties to whom notice is to be given, or on the third business day after mailing if mailed to the party or parties to whom notice is to be given by registered or certified mail, return receipt requested, postage prepaid, to the party to whom notice is to be given at the address set forth below or to such other addresses as either party hereto may designate to the other by notice from time to time for this purpose, on the first business day following actual receipt if notice is given by an overnight express mail service. All notices and other communications to the Members shall be given as follows:

          AWW AND
          GUARANTORS:         ATTN:  William H. Wilson, Jr.
                              American WasteWater Ltd.
                              250 Gellhorn
                              Houston, Texas  77013
                              (713) 673-2995

                              Telecopier No.:  (713) 673-2997

                              WITH A COPY TO:

                              Casey Doherty, Esq.
                              Cokinos, Bosien & Young
                              1500 Liberty Tower
                              2919 Allen Parkway
                              Houston, Texas  77019
                              (713) 535-5514

                              Telecopier No.:  (713) 535-5533



          LIQUIDS:            U S Liquids Inc.
                              411 N. Sam Houston Parkway East
                              Suite 400
                              Houston, Texas  77060

                              ATTN:  W. Gregory Orr
                                     Chief Executive Officer


                              WITH A COPY TO:

                              Hartzog Conger & Cason
                              1600 Bank of Oklahoma Plaza
                              201 Robert S. Kerr
                              Oklahoma City, Oklahoma  73112
                              (405) 235-7000

                              Attn:  Len Cason and John Robertson
                              Telecopier No.:  (405) 235-7329


          11.2 INTEGRATED AGREEMENT. This Agreement contains and constitutes the entire agreement between and among the parties herein and supersedes all prior agreements and understandings between the parties hereto relating to the subject matter hereof, including but not limited to that certain letter, dated February 14, 1997. There are no agreements, understandings, restrictions, warranties or representations among the parties relating to the subject matter hereof other than those set forth or referred to herein. All schedules and exhibits attached hereto are hereby incorporated herein and made a part of this Agreement. This instrument is not intended to have any legal effect whatsoever, or to be a legally binding agreement or any evidence thereof, until it has been signed by all parties hereto. Any reference to this Agreement shall be deemed to also refer to the exhibits, schedules, and attachments hereof.

          11.3 CONSTRUCTION. This Agreement shall be construed, enforced and governed in accordance with the laws of the State of Texas. In the event any party hereto institutes any legal action in connection with any matter contained herein, that legal action shall be instituted in the District Court of Harris County, Texas, if in state court, and if federal court, then in the federal district court of Houston, Texas. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter gender thereof or to the plurals of each, as the identity of the person or persons or the context may require. The descriptive headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision contained herein.
Any reference to a person shall include any individual or legal entity.


          11.4 INVALIDITY. If any provision contained in this Agreement shall for any reason be held to be invalid, illegal, void or unenforceable in any respect, such provisions shall be deemed modified so as to constitute a provision conforming as nearly as possible to such invalid, illegal, void or unenforceable provisions while still remaining valid and enforceable, and the remaining terms or provisions contained herein shall not be affected thereby.


          11.5 BINDING EFFECT. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, executors, personal representatives, successors and assigns.


          11.6 LITIGATION EXPENSE. In any action brought by a party hereto to enforce the obligations of any other party hereto, the prevailing party shall be entitled to collect from the other parties to such action such party's reasonable attorneys' and accountants' fees, court costs and other expenses incidental to such litigation.


          11.7 COUNTERPART EXECUTION. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.


          11.8 AMENDMENT AND WAIVER. This Agreement may be amended at any time, but only by an instrument in writing executed by both parties hereto. A party hereto may waive any requirement to be performed by the other party, provided that such waiver shall be in writing and executed by the party waiving the requirement.

          11.9 TIME OF ESSENCE. Time shall be of the essence with respect to the performance by the parties hereto of their respective obligations hereunder.

          11.10 NEGATION OF THIRD-PARTY BENEFICIARY. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement.


          11.11 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, covenants, and warranties contained in this Agreement, except as otherwise specifically stated, shall survive the Closing Date for a period of one (1) year.


          11.12 KNOWLEDGE DEFINED. For purposes of this Agreement, AWW will be deemed to know or have knowledge of any matter if either Guarantor has actual knowledge of that matter. A Guarantor will be deemed to have actual knowledge of any matter if, during the course of that Guarantor's business and affairs,
(i) he should have knowledge of such matter and (ii) it would be highly unlikely that he did not have actual knowledge of that matter.


          11.13 WAIVER OF SUBROGATION, ETC. If any Guarantor materially breaches any representation, warranty, covenant, or other obligation of the Guarantor set forth in this Agreement, then he waives and agrees that he shall not have any right of subrogation, indemnity, or similar remedy against AWW; provided, however, that this waiver shall not apply if this Agreement is terminated and AWW is not acquired by Liquids.


          11.14 SCHEDULES AND EXHIBITS. The parties acknowledge that certain schedules and exhibits hereto pertaining to AWW have been prepared or assembled with the participation of representatives of Liquids. Nevertheless, the Stockholders and AWW represent and agree that Liquids shall have no responsibility or liability for any participation in the preparation of such schedules and exhibits and shall have no responsibility or accountability therefor.


         [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]

     IN WITNESS WHEREOF, the parties hereto have executed below.

                                   AWW ACQUISITION CORP.


                                   By: /s/ Earl J. Blackwell
                                       --------------------------


                                   U S LIQUIDS INC.


                                   By: /s/ W. Gregory Orr
                                       --------------------------


                                   AMERICAN WASTEWATER INC.


                                   By: /s/ William H. Wilson, Jr.
                                       --------------------------

                                   /s/ Michael W. Minick
                                   ------------------------------
                                   Michael W. Minick

                                   /s/ William H. Wilson, Jr.
                                   ------------------------------
                                   William H. Wilson, Jr.